LEASE TERMINATION AGREEMENT
     THIS LEASE TERMINATION AGREEMENT (this “Agreement”) is entered into as of this 29th day of April, 2009 (the “Execution Date”) , by and between BMR-LANDMARK AT EASTVIEW LLC, a Delaware limited liability company (“Landlord”), as successor-in-interest to Keren Limited Partnership (“Original Landlord”), and EMISPHERE TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).
RECITALS
     A. WHEREAS, Original Landlord and Tenant entered into that certain Lease dated as of March 31, 1997 (the “Original Lease”), as amended by that certain Amendment of Lease dated as of January 31, 1999; that certain Second Amendment of Lease dated as of July 31, 2000 (the “Second Amendment”); that certain Third Amendment of Lease dated as of July 31, 2000; the certain Fourth Amendment of Lease dated as of May 30, 2001; that certain Fifth Amendment of Lease dated as of February 11, 2002; that certain Sixth Amendment of Lease dated as of January 24, 2003; that certain Seventh Amendment of Lease dated as of September 23, 2003 (the “Seventh Amendment”); that certain Eighth Amendment of Lease dated as of August 22, 2006; that certain Ninth Amendment to Lease dated as of September 26, 2006; that certain Tenth Amendment to Lease dated as of October 31, 2006; that certain Eleventh Amendment to Lease dated as of November 30, 2006; that certain Twelfth Amendment to Lease dated as of February 7, 2007; that certain Thirteenth Amendment to Lease dated as of May 31, 2007, and that certain Fourteenth Amendment to Lease dated as of November 30, 2007 (collectively, and as the same may have been further amended, supplemented or otherwise modified from time to time, the “Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord in two (2) of the buildings at 765 and 777 Old Saw Mill River Road in Tarrytown, New York:
     B. WHEREAS, Tenant and PsychoGenics Inc., a Delaware corporation (“PsychoGenics”), entered into that certain Sublease Agreement dated as of January ___ [sic], 2008 (the “PsychoGenics Sublease”), for a portion of the Premises (such portion, the “PsychoGenics Premises”), and Landlord consented to the PsychoGenics Sublease pursuant to that certain Consent to Sublease dated as of January 31, 2008 (the “PsychoGenics Consent”), by and among Landlord, Tenant and PsychoGenics:
     C. WHEREAS, Tenant and Regeneron Pharmaceuticals, Inc., a Delaware corporation (“Regeneron”), entered into that certain Sublease Agreement dated as of April 15, 2008 (the “Regeneron Sublease”, and together with the PsychoGenics Sublease, the “Subleases”) for a portion of the Premises, and Landlord consented to the Regeneron Sublease pursuant to that certain Consent to Sublease dated as of May 16, 2008 (together with the PsychoGenics Consent, the “Sublease Consents”), by and between Landlord, Tenant and Regeneron; and
     D. WHEREAS, Landlord and Tenant desire to terminate the Lease in accordance with the following provisions.

AGREEMENT
     NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:
     1. Termination Date. Landlord and Tenant hereby terminate the Lease as of April 1, 2009 (the “Termination Date”). As of the Termination Date, the Lease shall be fully and finally surrendered and terminated and shall no longer be of any force or effect, except for Article 20 and Section 36.01 of the Original Lease. Sections 10 and 11 of the Second Amendment, and Sections 10 and 11 of the Seventh Amendment, as each such Article or Section may have been amended from time to time. Notwithstanding the above, Landlord shall permit Tenant entry and access to the Premises from April 1, 2009 until April 30, 2009 (the “Vacate Date”), for the sole purpose of Tenant winding down its operations in the Premises, removing the Tenant Property and decommissioning the Premises. Such right of entry shall be subject to all the terms of the Lease, with the exception of the requirement to pay Fixed Rent. Taxes or Operating Expenses, and is immediately revocable without right of notice and cure by Landlord in the event of any breach of this Agreement or the Lease.
     2. Termination Consideration. Landlord and Tenant acknowledge that the early termination of the Lease will result in certain losses and liabilities for Landlord (including, without limitation, loss of income; a negative impact on Landlord’s ability to sell, finance or refinance the Property; and increased costs associated with securing a replacement tenant(s)), and therefore agree that Tenant shall make the following payments to Landlord in immediately available funds as fair and reasonable consideration for Landlord’s agreement to terminate the Lease prior to its natural expiration: (a) One Million Dollars ($1,000,000), payable on the Execution Date, (b) Five Hundred Thousand Dollars ($500,000), payable on the date that is six (6) months after the Execution Date, and (c) Seven Hundred Fifty Thousand Dollars ($750,000), payable on the date that is twelve (12) months after the Execution Date. Any payments that are not timely paid shall accrue interest at the lesser of (y) one and five tenths percent (1.5%) per month and (b) the maximum rate permitted by applicable laws. Landlord acknowledges that Landlord shall have no right to collect Furniture Payments from Progenics Pharmaceuticals, Inc. (“Progenics”).
     3. Release of Liability. Tenant hereby fully and unconditionally releases, cancels, annuals, rescinds, discharges, disclaims, waives and releases any and all rights and benefits it may have under the Lease or Sublease Consents, any right to inspect Landlord’s records for Taxes, Insurance and Operating Expenses; any claims of credit for overpaid Fixed Rent or Additional Charges or any other amounts paid to Landlord; and the right to collect any amounts under the Subleases arising from and after the Termination Date; provided that Tenant may pursue any Furniture Payments to which it may be entitled from Progenics. Tenant acknowledges that as of the Termination Date, Landlord shall have the right to collect any amounts due to Tenant under the Subleases as if Landlord was “Emisphere” (as defined in the Subleases), without obligation or liability to Tenant and without obligation or liability to Regeneron or PsychoGenics for prepaid rents or security deposits under the Subleases.

     4. Indemnification. Tenant shall protect, defend, indemnify, release, save and hold Landlord and each of Landlord’s officers, directors, successors, affiliates, employees, agents, consultants and lenders (each, an “Indemnified Party”) harmless from and against any and all Losses (as defined below) imposed upon or incurred by or asserted against such Indemnified Party and directly or indirectly arising out of or in any way relating to Tenant’s failure to perform or comply with any obligations or covenants of Tenant under the Lease or this Agreement; obligations or covenants of Emisphere under the Subleases; or otherwise as set forth in the Lease. Subleases or the Sublease Consents, including, without limitation, any failure to refund pre-paid rent or security deposits to Regeneron or PsychoGenics under their respective Subleases. As used herein, the term “Losses” includes any and all claims, suits, liabilities, actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, liens, fees, expenses, judgments, awards, amounts paid in settlement, punitive damages and foreseeable and unforeseeable consequential damages of whatever kind or nature (including, without limitation, reasonable attorneys’ fees and other costs of defense).
     5. Release. Provided Tenant surrenders possession of the Premises, in accordance with the terms of this Agreement, and otherwise substantially complies with its obligations under this Agreement, then, upon the Vacate Date, Landlord shall for itself, its successors, and assigns release forever and discharge the Tenant, its shareholders, officers, directors, employees, successors and assigns, from all matters arising with respect to the Lease, except for those provisions that, by their express terms, survive the expiration or earlier termination thereof. Landlord and Tenant acknowledge that there are no other agreements between the parties with respect to (a) the termination or expiration of the Lease, (b) Tenant’s vacating of the Premises, (c) the removal of Tenant’s property from the Premises, whether built-in or otherwise, or (d) the repair of any damage to the Premises or the Building resulting from any installation or removal of Tenant’s property.
     6. Quitclaim. To the extent, if any, that the Lease gives Tenant any right, title or interest in or to the Premises, Tenant does hereby remise, release and quitclaim to Landlord such right, title or interest in or to the Premises and shall execute and deliver to Landlord any documentation reasonably requested by Landlord to effect or document such remise, release and quitclaim.
     7. Condition of Premises. Prior to the Vacate Date, Tenant shall surrender the Premises to Landlord in the condition required by the Lease upon termination. Any items of Tenant’s Property, except those items expressly approved by Landlord and listed on Exhibit A attached hereto (the “Remaining Property”), that are left in the Premises on or after the Vacate Date shall be deemed abandoned by Tenant and disposed of at Landlord’s expense and otherwise in accordance with Section 13.03 of the Lease. Landlord acknowledges that Tenant has vacated those portions of the Premises not subject to the Subleases, and that Emisphere shall not be obligated to remove any other personal property, equipment or Leasehold Improvements from the Premises or to make any repairs to the Premises or the Building resulting from any installation or removal of Tenant’s property, except with respect to any hazardous materials, which shall remain Tenant’s obligation to remove and remediate as required by the Lease, notwithstanding anything in this Agreement to the contrary.

     8. Representations of Parties. Each party represents that it has not made any assignment, sublease (other than the Subleases), transfer, conveyance or other disposition of the Lease or any interest therein, nor made or entered into any agreement that would result in any mechanic’s lien or other claim, demand, obligation, liability, action or cause of action arising from or with respect to the Lease or the Premises. Tenant hereby represents and warrants to Landlord that, with respect to the Subleases, (a) neither Regeneron nor PsychoGenics has prepaid more than one (1) month’s rent due under the applicable Sublease, (b) Tenant will promptly return to the Subtenants any applicable security deposits, and (c) there are no defaults, or conditions existing that with the passage of time may become a default, whether on behalf of Landlord, Tenant, Regeneron or PsychoGenics under the Subleases or Sublease Consents.
     9. Miscellaneous.
          a. Voluntary Agreement. The parties have read this Agreement and the mutual releases contained in it, and have freely and voluntarily entered into this Agreement.
          b. Attorneys’ Fees. If either party commences an action against the other party arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the losing party reasonable attorneys’ fees and costs of suit.
          c. Successors. This Agreement shall be binding on and inure to the benefit of the parties and their successors and assigns.
          d. Counterparts. This Agreement may be executed in one or more counterparts that, when taken together, shall constitute one original.
          e. Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings given them in the Lease.
          f. Amendment. This Agreement may only be amended or modified by written agreement between the parties.
          g. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Premises are located applicable to contracts made and to be performed State in which the Premises are located, without regard to conflict of law principles.
          h. Conflict. In the event of any conflict or discrepancy between the provisions of this Agreement and the provisions of the Lease, Subleases, Sublease Consents, or any other document between the parties, the provisions of this Agreement shall control.
          i. Entire Agreement. This Agreement sets forth the entire understanding of the parties relating to the transaction it contemplates, and supersedes all prior understandings, whether written or oral. There are no obligations, commitments, representations or warranties relating to them except those expressly set forth in this Agreement.

          j. Confidentiality. The terms of this Agreement shall be confidential, and each party agrees not to disclose the terms to any other person or entity, unless such terms are required to be disclosed pursuant to applicable laws or accounting practices.
          k. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their successors, assigns, parents, subsidiaries, divisions and affiliates.
          l. Taxes. At the request of either party, the other party agrees to execute and file such tax returns as may be required by applicable laws related to the execution and delivery of this Agreement or the acceptance of Tenant’s surrendering of the Premises to Landlord. The provisions of this Section shall survive the expiration or earlier termination of this Agreement.
          m. Brokers. Landlord and Tenant each represent and warrant to each other that they have not dealt with any broker in connection with this Agreement. The execution and delivery of this Agreement shall be evidence that each party acknowledges that the other party has relied upon the foregoing representation and warranty. Landlord and Tenant shall indemnify and hold harmless the other from and against any and all commission, fees or other compensation by any person who claims to have dealt with a party in connection with this Agreement. This Paragraph shall survive the expiration of this Agreement.
          n. Invalidity. If any provision of this Agreement or part thereof that for any reason shall be deemed invalid, illegal or unenforceable, then the remaining provisions of this Agreement shall nonetheless continue in full force and effect.
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Execution Date.

LANDLORD: BMR-LANDMARK AT EASTVIEW LLC, a Delaware limited liability company
By:	/s/ Kevin M. Simonsen
	Name:	Kevin M. Simonsen
	Its:	VP, Real Estate Counsel

TENANT: EMISPHERE TECHNOLOGIES, INC., a Delaware corporation
By:	/s/ Michael Garone
	Name:	M. R. Garone
	Its:	CFO

EXHIBIT A
REMAINING PROPERTY

ITEM	Qty.

VWR double-door refrigerator	1
Revco laboratory freezer	1
Fisher Scientific Isotemp Plus, double door	1
NuAire biological safety cabinet	2
Ice machine	1
Misc. stainless steel tables	14
Mobile benches	15
Bedding dump station	1
Narcotics safe	1
Flammable cabinets	10
Corrosive & acid cabinets	3
Cagewasher	1
Lab casework, incl. fume hoods	throughout
Cold room	1
Downdraft table	1
Animal watering system	1
Liebet air handling system in data center	1
Office furniture (not including chairs)	throughout